Exhibit 10.66

PROJECT MANAGEMENT AGREEMENT

This Project Management Agreement (the “Agreement”) is entered into as of March 18, 2008 by and between Public Media Works, Inc., a Delaware corporation (“PMW”), and Corbin Bernsen (“Bernsen”), with reference to the following:

WHEREAS, Bernsen is the former CEO and a former director of PMW, and is currently the President of Public Film Works, a division of PMW;

WHEREAS, Bernsen has expended substantial time, resources and capital on the development of PMW projects without the receipt of compensation, and will continue to do so, and the parties desire to enter into this Agreement to establish the rights of the parties with respect to certain PMW projects;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Designated Projects. The parties agree that the motion picture and projects known as “Car Pool Guy,” “Dead Air” and “Donna On Demand” shall be considered “Designated Projects” for purposes of this Agreement. As between PMW and Bernsen, PMW hereby grants Bernsen the sole right to (i) secure financing to complete the Designated Projects; (ii) oversee and manage the production of the Designated Projects and/or (iii) oversee the distribution of the Designated Projects. In exchange for the past and future efforts of Bernsen with respect to the Designated Projects, PMW hereby grants Bernsen the right to receive 50% of any revenue or sales proceeds which the Company may receive, if any, under the various agreements relating to the Designated Projects, to be paid to Bernsen when and if such revenue or sales proceeds are to be received by the PMW.

2. Other Projects. The parties agree that all other current and future assets and projects of PMW which are not Designated Projects shall be considered as “Other Projects” for purposes of this Agreement. As between PMW and Bernsen, in the absent of a written amendment to this Agreement designating one or more of the Other Projects as a Designated Project, or a separate written agreement between PMW and Bernsen, PMW reserves the right to continue the development of the Other Projects and Bernsen shall not be entitle to receive any of the revenue or sales proceeds of the Other Projects. The parties agree to work together in good faith to provide for the terms of the future involvement of Bernsen with the Other Projects.

3. No Ownership Change, Assurances or Binding Commitments. Nothing herein shall be deemed to (i) change or alter the ownership interest of the Company, or any other party, with respect to the Designated Projects or Other Projects; (ii) be an assurance or guarantee by Bernsen or PMW that the Designated Projects or Other Projects will result in revenue or sales proceeds to PMW or Bernsen; or (iii) grant Bernsen the authority to bind or commit PMW to any legal or monetary obligation with respect to the Designated Projects or Other Projects, and any such binding commitments shall require prior PMW board approval.

4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to contracts entered into and performed entirely within California by California residents.

5. Execution in Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement.

6. Severability; Non-Waiver. In the event that any of the terms, conditions or provisions of this Agreement is held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the remaining terms, conditions or provisions hereof shall remain in full force and effect. The failure or delay of either party to enforce at any time any provision of this Agreement shall not constitute a waiver of such.

7. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of all the parties to this Agreement and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

PUBLIC MEDIA WORKS, INC.

By:	/s/ George Mainas
George Mainas, Director

/s/ Corbin Bernsen
Corbin Bernsen

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